CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust IV and to the use of our report dated October 25, 2016 on the financial statements and financial highlights of the Anchor Tactical Credit Strategies Fund, a series of shares of beneficial interest of Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the August 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 29, 2016